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                                                                    EXHIBIT 12.1

PLEXUS CORP.
STATEMENT OF COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES

                                                                  EARNINGS TO FIXED CHARGES
                                                              (in thousands, except ratio data)
                                       --------------------------------------------------------------------------------
                                       Nine
                                       Months                           Fiscal Years Ended September 30,
                                       Ended          -----------------------------------------------------------------
                                       June 30, 2000        1999         1998        1997        1996           1995
                                       --------------------------------------------------------------------------------
Net earnings from
continuing operations                      $28,023        $20,311      $22,937     $18,893     $ 8,350        $ 7,073

Add income tax expense                      18,830         15,838       14,345      12,022       5,442          4,095

Add interest expense                           435            274           86       1,014       2,286          2,664

Portion of rent deemed
interest factor (1)                          3,033          3,767        3,400       3,833       4,718          4,296
                                       --------------------------------------------------------------------------------
         Total earnings
         available for fixed
         charges                           $50,321        $40,190      $40,768     $35,762     $20,796        $18,128
                                       ================================================================================
Fixed charges:

Interest expense                          $    435        $   274    $      86     $ 1,014     $ 2,286        $ 2,664

Portion of rent deemed
interest factor                              3,033          3,767        3,400       3,833       4,718          4,296
                                       --------------------------------------------------------------------------------
         Total fixed charges              $  3,468        $ 4,041    $   3,486     $ 4,847     $ 7,004        $ 6,960
                                       ================================================================================
Ratio of earnings to fixed
charges                                      14.5x           9.9x        11.7x        7.4x        3.0x           2.6x
                                       ================================================================================
                                       ================================================================================

---------------

Notes for explanations:

(1) One-third of rental expense is deemed representative of the interest factor.